EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS INCREASED SECOND QUARTER
EARNINGS

ATLANTA, Georgia, August 11, 2003 - Atlantic American Corporation (Nasdaq- AAME) today announced second quarter net income of $1.2 million, or $0.04 per diluted share, compared to net income of $0.9 million, or $0.03 per diluted share, in the second quarter of 2002. Current year to date net income was $1.9 million, or $0.06 per diluted share, compared to a year to date loss of $13.4 million, or $0.65 per diluted share, in 2002. In 2002, the Company reported a $15.8 million charge, or $0.73 per diluted share, attributable to the cumulative effect of a change in accounting principle for goodwill.

Total revenues for the second quarter were $43.5 million, increasing 1% over 2002 second quarter revenues of $43.1 million. For the six-month year to date period, revenues were $87.5 million, increasing 5% over the 2002 six-month year to date revenues of $83.1 million. Revenue growth in 2003 was enhanced by significant second quarter realized investment gains and increased investment earnings from a larger investment portfolio. Although earned premium during the second quarter declined 3%; for the six-month year to date period, earned premium reflected an increase of 3%.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated, “While pleased with our results for the second quarter, there continues to be substantial future opportunity. Our life and health as well as our specialty lines property and casualty companies continue to perform extremely well. And while our regional property and casualty companies continue to make progress with their operating performance, there is still opportunity for further enhancement. We will however continue with our rigorous and disciplined underwriting standards in order to ensure that the quality of our property and casualty business is not sacrificed.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Financial Data

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited; In thousands, except per share data)	2003	2002	2003	2002
Insurance premiums	$ 38,069	$ 39,396	$ 77,755	$ 75,532
Investment income	3,931	3,539	7,870	6,911
Realized investment gains (losses), net	1,333	(29)	1,335	102
Other income	131	173	522	603
Total revenue	43,464	43,079	87,482	83,148
Insurance benefits and losses incurred	26,197	27,891	55,315	53,507
Commissions and underwriting expenses	11,084	10,346	21,190	19,100
Interest expense	764	643	1,468	1,249
Other	3,707	2,778	6,933	5,607
Total benefits and expenses	41,752	41,658	84,906	79,463
Income before income tax expense and cumulative effect of change in accounting principle	1,712	1,421	2,576	3,685
Income tax expense	501	479	669	1,238
Income before cumulative effect of change in accounting principle	1,211	942	1,907	2,447
Cumulative effect of change in accounting principle	-	-	-	(15,816)
Net income (loss)	1,211	942	1,907	(13,369)
Basic income (loss) per common share:
Income before cumulative effect of change in accounting principle	$ .04	$ .03	$ .06	$ .08
Cumulative effect of change in accounting principle	-	-	-	(.74)
Net income (loss)	$ .04	$ .03	$ .06	$ (.66)
Diluted income (loss) per common share:
Income before cumulative effect of change in accounting principle	$ .04	$ .03	$ .06	$ .08
Cumulative effect of change in accounting principle	-	-	-	(.73)
Net income (loss)	$ .04	$ .03	$ .06	$ (.65)

Selected Balance Sheet Data	June 30, 2003	December 31, 2002
Total investments	$ 289,212	$ 249,842
Total assets	460,223	423,493
Insurance reserves and policy funds	261,395	256,646
Debt	55,000	49,500
Total shareholders' equity	81,627	78,540
Book value per common share	3.13	2.93